Filed with the Securities and Exchange Commission on March 27, 2002

                                File No. 70-10058

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                           ---------------------------
                                 Amendment No. 2
                             (First Post-Effective)
                                       to
                              Form U-1 Declaration
                                    Under the
                   Public Utility Holding Company Act of 1935
                           ---------------------------

                                  Powergen plc
                                   City Point
                               1 Ropemaker Street
                                 London EC2Y 9HT
                                 United Kingdom

                    (Names of companies filing this statement
                  and addresses of principal executive offices)
                           ---------------------------
                                  Powergen plc
                    (Name of top registered holding company)
                           ---------------------------
                                  David Jackson
                      Company Secretary and General Counsel
                                  Powergen plc
                                   City Point
                               1 Ropemaker Street
                                 London EC2Y 9HT
                                 United Kingdom
                         Telephone: 011-44-207-826-2742
                         Facsimile: 011-44-207-826-2716

                   (Names and addresses of agents for service)

The Commission is also requested to send copies of any communication in connection with this matter to:

Peter D. Clarke                                      Joseph B. Frumkin
Debra J. Schnebel                                    Sullivan & Cromwell
Jones, Day, Reavis & Pogue                           125 Broad Street
77 West Wacker Drive                                 New York, NY  10004
Chicago, IL 60601                                    Telephone: (212) 558-4000
Telephone:   (312) 782-3939                          Facsimile: (212) 558-3588
Facsimile:   (312) 782-8585

         The Declaration on Form U-1 filed under File No. 70-10058 is hereby amended to add the following Exhibits:

B-2               Final Scheme Circular

B-4               Final proxy cards and nominee forms of instruction

F-2               Past Tense Opinion of Counsel


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



                                    SIGNATURE

         Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the Applicants have duly caused this Amendment No. 2 (First Post-Effective) to Declaration to be signed on its behalf by the undersigned thereunto duly authorized.


Date:   March 27, 2002            Powergen plc


                                  By: /s/ David Jackson
                                     ------------------------------------------
                                     David Jackson
                                     Company Secretary and General Counsel


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